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                                                                   EXHIBIT 99.1


               SYNTEL DECLARES SPECIAL DIVIDEND OF $1.50 PER SHARE

TROY, Mich. -- March 4, 2005 -- Syntel, Inc. (NASDAQ: SYNT), a global information technology services company, announced today that its Board of Directors has declared a special dividend of $1.50 per share payable to Syntel shareholders of record at the close of business on March 14, 2005. The dividend is payable March 31, 2005.

"This special dividend underscores the Board's confidence in Syntel's long-term growth opportunities and its strong financial position," said Bharat Desai, Chairman and CEO of Syntel. "We are especially pleased that our continued profitability has enabled this additional return to our shareholders, while continuing our investment program in new global facilities, sales and marketing and new service offerings."

"We believe that this special dividend, combined with our continuing quarterly dividends, will attract a broader range of investor to Syntel's stock," Desai said. "We continue to anticipate strong growth in the global IT services sector and remain committed to attracting long-range investors who share this enthusiasm and take a long-term view of the company's growth opportunities."

On July 29, 2003, Syntel declared a special one-time dividend of $1.25 per share as well as the initiation of a quarterly cash dividend of $0.06 per share to shareholders of record. The special one-time dividend of $1.25 was paid on September 12, 2003 and the first quarterly dividend of $0.06 per share was paid on October 13, 2003. Syntel is one of the few global IT services firms paying a cash dividend to shareholders of record.

ABOUT SYNTEL

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 4,500 employees worldwide, is assessed at Level 5 of the SEI's CMM, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at www.syntelinc.com.